EXHIBIT 99.1

QWEST CORPORATION CLOSES NEW $1.75 BILLION

SENIOR TERM LOAN FACILITY

Reacting to Favorable Market Conditions

Loan Upsized 75 percent to $1.75 billion from $1 billion

DENVER, June 9, 2003 — Qwest Communications International Inc. (NYSE: Q) today announced that its Qwest Corporation (QC) subsidiary completed its senior term loan facility totaling $1.75 billion principal amount of indebtedness.  Reacting to strong demand, a reflection of market confidence in QC’s future, the company increased the previously announced term loan by 75 percent from $1 billion to $1.75 billion.  QC has received the net proceeds today.

“We’re very pleased with the tremendous progress we continue to make this year strengthening the company’s financial position,” said Oren Shaffer, Qwest vice chairman and CFO.  “With the completion of this refinancing transaction, as well as the pending close of the second phase of the QwestDex sale, we expect Qwest’s business plan to be fully funded based upon our ability to generate operating cash flow and continued access to capital markets.”

QC’s senior term loan facility was structured in two tranches:  a $1.25 billion floating rate tranche, maturing in 2007, and a $500 million fixed rate tranche, maturing in 2010, at a blended initial interest rate of approximately 6.6 percent, with an investment grade covenant package.  The term loan facility is unsecured, ranks equally with all of Qwest Corporation’s current indebtedness and is not guaranteed by Qwest Communications International Inc.  The net proceeds will be used to refinance QC debt due in 2003 and fund QC business needs.  Over 100 investors and lenders participated in the loan, comprising a broad cross-section of institutional investors. The arrangers for the loan facility were Merrill Lynch & Co., Credit Suisse First Boston and Deutsche Bank.  Merrill Lynch & Co. acted as sole-bookrunner and syndication agent.

“The completion of this loan marks another major step in the financial transformation of Qwest.  We have reduced total principal borrowings by approximately $2.2 billion from previously announced debt exchanges.  Combined with the expected QwestDex sale total gross proceeds of $7.1 billion from phase one and two, the company will generate over $9 billion in cash liquidity and debt reduction,” said Janet Cooper, Qwest senior vice president and treasurer.  “The market response is an affirmation that the steps we’ve undertaken to transform the balance sheet are working.  We will continue our progress and monitor conditions for additional strategic transactions.”

About Qwest

Qwest Communications International Inc. (NYSE: Q) is a leading provider of voice, video and data services to more than 25 million customers.  The company’s 50,000 employees are committed to the “Spirit of Service” and providing world-class services that exceed customers’ expectations for quality, value and reliability.  For more information, please visit the Qwest Web site at www.qwest.com.

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This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: unanticipated delays in completing the process of our restatement of historical financial statements and related audits; the duration and extent of the current economic downturn in our 14-state local service area, including its effect on our customers and suppliers; the effects of our anticipated restatement of historical financial statements including delays in or restrictions on our ability to access the capital markets or other adverse effects to our business and financial position; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the SEC’s current investigation into our accounting policies, practices and procedures and certain transactions; any adverse outcome of the current investigation by the U.S. Attorney’s office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by Congress, regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; the failure of our chief executive and chief financial officers to provide certain certifications relating to certain public filings; delays in making required public filings with the SEC; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; our future ability to provide interLATA services within our 14-state local service area; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete, including the likelihood of certain of our competitors emerging from bankruptcy court protection or otherwise reorganizing their capital structure and competing effectively against us; changes in demand for our products and services; dependence on new product development and acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; and changes in the outcome of future events from the assumed outcome included in our significant accounting policies.

The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The Qwest logo is a registered trademark of, and CyberCenter is a service mark of, Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Tyler Gronbach	Stephanie Comfort
	303-992-2155	800-567-7296
	tyler.gronbach@qwest.com	IR@qwest.com